EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:
Karen Hildebrant
Spartan Chassis, Inc.
(517) 543-6400 x111

Ryan McGrath, Jeff Lambert
Lambert, Edwards & Associates, Inc.
(616) 233-0500

Spartan Chassis Secures $45 Million Contract to Supply Components for
Iraqi Light Armored Vehicles

New Vehicle Program Will Help Protect New Iraqi Military from Threat of Explosive Devices

CHARLOTTE, Michigan, June 6, 2006 - Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), today announced it has received a subcontract order through BAE Systems to supply and integrate key chassis components and assist in the manufacturing of 378 Iraqi Light Armored Vehicles. The expected order placed with Spartan Chassis will be worth approximately $45 million.

The prime procurement contract, worth $180 million, was awarded by the U.S. Army Tank-automotive and Armaments Command (TACOM) on May 30, 2006, to BAE Systems. Force Protection, Inc., a Charleston, S.C.-based manufacturer of ballistic and mine-protected military vehicles and current customer of Spartan, will also be awarded a subcontract order for the vehicles.

"This new vehicle is based on a proven design, and we are pleased to put our specialty vehicle chassis expertise to work in supporting the new Iraqi military and in protecting American and allied troops in Iraq," said Richard Schalter, president of Spartan Chassis. "This contract reinforces our growth as a leader in specialty chassis and expands our product breadth in the military business, which continues to become a larger part of our overall business."

The Iraqi Light Armored Vehicles are similar to the Cougar armored vehicles and include Force Protection's V-shaped hull designed to deflect the force of explosions away from passengers inside the armored hull. Spartan reported it will begin work on the contract in June 2006 and expects to complete the contract by May 2007.

According to a recent announcement by BAE Systems, if all options are exercised under this Indefinite-Delivery and Indefinite-Quantity contract, the contract could call for BAE Systems to produce 1,050 vehicles.

"This contract is in line with Spartan Motors' vision of becoming North America's premier manufacturer of specialty vehicles and chassis, as it strengthens our strategic foundation in three markets - emergency-rescue vehicles, recreational vehicles and military vehicles." said John Sztykiel, president and CEO of Spartan Motors.

In May 2006, Spartan announced a subcontract order from Force Protection to supply and integrate key chassis components and assist in the manufacturing of 45 Cougar Joint Explosive Ordnance Disposal Rapid Response Vehicles (JERRV) for use by the U.S. Marine Corps.

"The new opportunities being created by Spartan Motors mark a tremendous investment in our region's economic future," said U.S. Congressman Joe Schwarz, (R-Battle Creek, Mich.). "Our state would do well to build on this momentum and continue pursuing policies that make Michigan the best place, bar none, to invest and create jobs."

About Spartan Chassis, Inc.:
Spartan Chassis, Inc. (www.spartanchassis.com), a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), is a leading developer and manufacturer of specialty chassis for recreational vehicles, fire trucks and military defense vehicles. Spartan Motors (www.spartanmotors.com), which also manufactures emergency rescue vehicles under the brand names of Crimson Fire, Crimson Fire Aerials and Road Rescue, reported sales of $343.0 million in 2005 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

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About BAE Systems
BAE Systems is the premier transatlantic defense and aerospace company delivering a full range of products and services for air, land and naval forces, as well as advanced electronics, information technology solutions and customer support services. With more than 100,000 employees worldwide, BAE Systems sales exceeded $28 billion in 2005.

About Force Protection, Inc.:
Headquartered near Charleston, South Carolina, Force Protection, Inc. (OTC Bulletin Board: FRPT) manufactures ballistic and mine protected vehicles through its subsidiary. These specialty vehicles are designed to offer significant protection against landmines, hostile fire and IEDs. For more information about Force Protection, visit http://www.forceprotectioninc.com.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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